Exhibit 10.39

U.S. Department of Justice

Consumer Protection Branch

450 5th St NW
Washington, DC 20001

February 27, 2024

Sean M. Berkowitz, Esq.
Garrett S. Long, Esq.
Latham & Watkins LLP
330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611

Carole S. Rendon, Esq.
Sarah Spring, Esq.
BakerHostetler LLP
127 Public Square, Suite 2000
Cleveland, Ohio 44114-1214

Re:    Plea Agreement with Endo Health Solutions Inc.
Dear Counsel:
This letter sets forth the plea agreement (“Agreement”) between the United States Department of Justice, Civil Division, Consumer Protection Branch (“United States”) and your client, Endo Health Solutions Inc. (“EHSI”).
Charge
Conditioned on the understandings specified below, pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure, the United States will accept a guilty plea from EHSI to a one-count Information (the “Information”), to be filed in the U.S. District Court for the Eastern District of Michigan (the “Court”), which charges EHSI with a misdemeanor violation of the Food, Drug, and Cosmetic Act (“FDCA”), contrary to Title 21, United States Code, Sections 331(a), 333(a)(1), and 352(f)(1) in that EHSI caused the introduction and delivery for introduction into interstate commerce of Opana ER, a drug that was misbranded in that the drug’s labeling lacked adequate directions for use.
Agreement Not to Prosecute
If EHSI enters a guilty plea and a judgment of conviction is entered that is consistent with the terms of the agreed disposition included in this Agreement, and if EHSI otherwise fully complies with all of the terms of this Agreement, the United States agrees that, other than the charge in the Information in this case, it will not bring any other criminal charges or criminal forfeiture actions against EHSI, Endo International plc, or their present or former companies, affiliates, divisions, or subsidiaries, or their predecessors, successors, or assigns (including, for the avoidance of doubt, any purchaser of the assets of the foregoing entities in the jointly administered bankruptcy cases of In re Endo International plc, Bankr. S.D.N.Y. Case No. 22-22549 (the “Endo Bankruptcy”)) (collectively, the “Released Parties”) for conduct which (1) is covered by the Information; (2) falls within the scope of the investigations conducted by the United States Attorney’s Office for the Southern District of Florida and the Consumer Protection Branch of the Department of Justice, or (3) was known to the United States Attorney’s Office for the Southern District of Florida or the Consumer Protection Branch of the Department of Justice as of the date of the execution of this Agreement and which relates to the Released Parties’ production, sale, marketing, promotion or distribution of Opana ER between 2006 and the present.
The non-prosecution provisions of this sub-section are binding on the Consumer Protection Branch, Civil Division, of the Department of Justice, the United States Attorney’s Offices for each of the 94 judicial districts of the United States, and the Criminal Division of the United States Department of Justice, with the exception that it does not prohibit any component of the United States Department of Justice from bringing charges against any culpable individual as a result of such investigation. An investigation and prosecution of any culpable individual, if any, is specifically excluded from the release in this paragraph. EHSI understands that this Agreement does not bind any other government agency, or any component of the Department of Justice, except as specified in this Agreement.
Sentencing Guidelines
The violation of 21 U.S.C. §331(a) and 333(a)(1) to which EHSI is agreeing to plead guilty carries a statutory maximum fine equal to the greatest of: (1) $200,000; (2) twice the gross amount of any pecuniary gain that any persons derived from the offense; or (3) twice the gross amount of any pecuniary loss sustained by any victims of the offense. See 18 U.S.C. § 3571(c)(5), 3571(d). Fines imposed by the sentencing judge may be subject to the payment of interest.
While the fine provisions of the United States Sentencing Guidelines do not apply to organizational defendants for misdemeanor violations of the FDCA, see U.S.S.G. § 8C2.1, the parties stipulate that the Guidelines have been used as a reference to determine the appropriate multiplier for criminal actions brought against organizations under that provision consistent with previous corporate FDCA misdemeanor cases.
Using these fine provisions, EHSI’s culpability score of 5 is calculated as follows:
1.    5 points base, see U.S.S.G. § 8C2.5(a);
2.    2 points added because EHSI had more than 50 employees and an individual within substantial authority personnel participated in, condoned, or was willfully ignorant of the offense, see id. § 8C2.5(b)(4);

3.    with 2 points subtracted because EHSI accepts responsibility for its criminal conduct, see id. § 8C2.5(g).
4.    Under U.S.S.G. § 8C2.6, a culpability score of 5 results in a 1.0-2.0 multiplier for any criminal fine.

The pecuniary gain earned by EHSI as a result of the sales of misbranded Reformulated Opana ER was approximately $543,000,000. Therefore, the advisory Guidelines Fine Range would be $543,000,000 to $1,086,000,000.
The statutory maximum fine is $1,086,000,000.
In addition to imposing a fine on EHSI, the sentencing judge will order EHSI to pay an assessment of $125, pursuant to Title 18, United States Code, Section 3013, which assessment must be paid by the date of sentencing.
Agreed Disposition
The United States and EHSI agree to recommend and advocate to the Court that, pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure, the appropriate disposition of this case is as follows (the “Agreed Disposition”):
1.    FINE: The sentence imposed shall include a criminal fine in the amount of $1,086,000,000;
2.    FORFEITURE: Subject to the terms of this Agreement, the sentence shall include criminal forfeiture in the amount of $450,000,000 to be satisfied as discussed below;
3.    RESTITUTION: No restitution shall be entered because restitution to other persons is not administratively feasible in this case, and attempting to fashion an order to provide restitution to any such possible persons would result in complication and prolongation of the sentencing process that would outweigh the need to provide restitution to any such possible persons under 18 U.S.C. § 3663(a)(1)(B)(ii); and
4.    PROBATION: EHSI shall not be subject to a term of probation.
The Agreed Disposition takes into account, among other things, EHSI’s status as a debtor in the Endo Bankruptcy, and EHSI’s agreement to an allowed, general unsecured claim not subject to reconsideration or subordination in the amount of $475,600,000, which shall be deemed satisfied as a result of the consummation of the U.S. Government Settlement Agreement (as defined below), to resolve its civil liability arising from the Department of Justice’s civil investigation relating to similar conduct (attached as Exhibit B) (the “Civil Settlement Agreement”).

Criminal Fine
The parties agree that the criminal fine imposed by the Court as part of the Agreed Disposition shall be treated as an allowed, general unsecured claim not subject to reconsideration or subordination in the Endo Bankruptcy, to be paid in accordance with the terms of a separate agreement (the “U.S. Government Settlement Agreement”) by and among EHSI, the United States and other relevant parties, providing for the terms of resolving such claim and other federal government claims in the Endo Bankruptcy.
Procedural Matters
The parties agree that, within 3 business days after the expiration of the stay under Fed. R. Bankr. P. 3020(e) following the United States Bankruptcy Court for the Southern District of New York’s (the “Bankruptcy Court”) confirmation under 11 U.S.C. § 1129 of the chapter 11 plan of reorganization first filed by EHSI and its debtor affiliates in the Endo Bankruptcy on December 19, 2023 at docket number 3355 (as may be amended, modified, or supplemented from time to time, the “Plan of Reorganization”), the parties will jointly request a plea hearing before the Court pursuant to Rule 11 of the Federal Rules of Criminal Procedure. The parties will further request that the plea hearing occur on the earliest possible date available to the Court.
Pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure, the United States and EHSI agree to make a joint recommendation and advocate to the Court that the Agreed Disposition is the appropriate disposition of this case. The parties agree to request that the Court’s acceptance of EHSI’s plea and the Plea Agreement, pursuant to Rule 11(c)(3)(A), be deferred until the date of the sentencing hearing (the “Sentencing Hearing Date”).
The parties further agree to request that the Sentencing Hearing Date take place no earlier than the date on which the order entered by the Bankruptcy Court confirming the Plan of Reorganization becomes final and non-appealable, but in any event prior to the Plan of Reorganization becoming effective. The parties may jointly agree to request a Sentencing Hearing Date prior to the order confirming the plan becoming final and non-appealable. The Plan of Reorganization shall be amended to provide (or the order confirming the Plan of Reorganization shall provide) that the Court’s acceptance of this Agreement and imposition of a sentence consistent with the Agreed Disposition is a condition precedent to the effectiveness of the Plan of Reorganization.
In the event the Endo Bankruptcy is converted from a chapter 11 case to a chapter 7 case, or the Endo Bankruptcy is dismissed, subject to EHSI’s right to withdraw from its plea of guilty and from this Agreement upon the occurrence of a Plea Withdrawal Triggering Event, as defined below, the parties agree to jointly request that a plea hearing before the Court pursuant to Rule 11 of the Federal Rules of Criminal Procedure and the Sentencing Hearing Date take place within fourteen days of such event, to the extent a plea hearing and/or sentencing hearing has not yet occurred.
Pursuant to Rule 11(c)(1)(C), if the Court accepts this Agreement on the Sentencing Hearing Date, the Court will be bound to impose a sentence consistent with the Agreed Disposition. If, however, the sentencing judge rejects this Agreement and the Agreed Disposition, pursuant to Rule 11(c)(5), EHSI will have the opportunity to withdraw its plea of guilty and withdraw from the Plea Agreement, and the United States may also withdraw from the Plea Agreement.
Additionally, prior to the Sentencing Hearing Date, EHSI may withdraw its plea of guilty and from this Agreement if the following “Condition Precedent to Agreement Effectiveness” is not satisfied or any of the following “Plea Withdrawal Triggering Events” occurs:

Condition Precedent to Agreement Effectiveness
(1)    the Bankruptcy Court shall have approved EHSI’s entry into and performance under this Agreement.
Plea Withdrawal Triggering Events
(1)    The Bankruptcy Court rejects, or otherwise declines to approve, EHSI’s and its debtor affiliates’ entry into and performance under the Civil Settlement Agreement;
(2)    the Bankruptcy Court rejects, or otherwise declines to approve, EHSI’s and its debtor affiliates’ entry into and performance under the U.S. Government Settlement Agreement;
(3)    the Bankruptcy Court converts the Endo Bankruptcy from a chapter 11 case to a chapter 7 case, or the Bankruptcy Court dismisses the Endo Bankruptcy;
(4)    the Bankruptcy Court denies confirmation of, or otherwise declines to confirm, the Plan of Reorganization which contemplates this Plea Agreement;
(5)    if, upon the exercise of its fiduciary duties, EHSI concludes that one or more of the conditions precedent to emergence from bankruptcy as contemplated in the Plan of Reorganization cannot reasonably be satisfied and therefore provides notice on the public docket of the Endo Bankruptcy that it is withdrawing or abandoning the Plan of Reorganization; or
(5)    the Department of Health and Human Services Office of Inspector General (“HHS-OIG”) exercises, or confirms its intent to exercise such authority in writing, any available authority to exclude any of EHSI’s parent companies or any of their respective affiliates, divisions, or subsidiaries (other than EHSI), or its or their successors or assigns (including, for the avoidance of doubt, any purchaser of the assets of the foregoing entities in the Endo Bankruptcy), from participation in Federal health care programs based, in any part, on the production, sale, marketing, promotion or distribution of Opana ER between 2006 and the present, including the conduct described in Schedule A, the Information filed at the time of the plea hearing, or the Civil Settlement Agreement.
If a Plea Withdrawal Triggering Event occurs, EHSI shall determine whether to withdraw its plea of guilty, and shall notify the United States of its decision, within 14 days. If EHSI elects to withdraw its plea of guilty, EHSI may also elect to withdraw from the Agreement. If a Plea Withdrawal Triggering Event has occurred and EHSI elects to withdraw its plea of guilty after the Court has accepted EHSI’s plea, the United States agrees that EHSI will have met the conditions set forth in Rule 11(d)(2)(B). If EHSI elects not to withdraw its plea of guilty within 14 days of a Plea Withdrawal Triggering Event, EHSI will have waived its right to withdraw its plea based on that Plea Withdrawal Triggering Event, except under the circumstances set forth in Rule 11(c)(5). EHSI’s decision not to withdraw its plea based on a Plea Withdrawal Triggering Event does not waive its right to withdraw its plea based on another Plea Withdrawal Triggering Event. If a Plea Withdrawal Triggering Event does not occur, EHSI shall not be permitted to withdraw its plea of guilty, except under the circumstances set forth in Rule 11(c)(5). EHSI and the United States may jointly to agree the extend the 14-day period referenced herein.
In the event that EHSI withdraws its guilty plea, the Information filed at the time of the plea hearing shall remain pending and EHSI will waive defenses based on the Speedy Trial Act and the relevant statute of limitations with respect to the offense conduct set forth in the

Information for a period of 180 days from the date of withdrawal. Nothing in this Agreement shall be deemed a waiver by EHSI of the provisions of Federal Rule of Evidence 410.
Rights Regarding Sentencing
Except as otherwise provided in this Agreement, the parties reserve their rights to correct any misstatements relating to the sentencing proceedings and to provide the sentencing judge and the United States Probation Office all law and information relevant to sentencing, favorable or otherwise. In addition, the parties may inform the sentencing judge and the United States Probation Office of: (1) this Agreement; and (2) the full nature and extent of EHSI’s activities and relevant conduct with respect to this case.
Stipulations
The United States and EHSI stipulate and agree to the statements set forth in the attached Schedule A, which hereby are made a part of this Agreement. To the extent that the parties do not stipulate to a particular fact or legal conclusion, each reserves the right to argue the existence of and the effect of any such fact or conclusion upon the sentence. Moreover, this agreement to stipulate on the part of the United States is based on the information and evidence that the United States possesses as of the date of this agreement. Thus, if the United States obtains or receives additional evidence or information prior to sentencing that it determines to be credible and to be materially in conflict with any stipulation in the attached Schedule A, the United States shall not be bound by any such stipulation. These stipulations do not restrict the parties’ right to respond to questions from the Court and to correct misinformation that may be provided to the Court. Accordingly, the parties agree that they will not challenge at any time, using any means, the District Court’s acceptance of those stipulated facts.
Waiver of Appeal and Post-Sentencing Rights
The United States and EHSI agree that, provided that the District Court imposes a sentence in accordance with this Rule 11(c)(1)(C) Agreement, neither party will appeal that sentence. EHSI further agrees that, in exchange for the concessions the United States made in entering into this Rule 11(c)(1)(C) Agreement, and provided that this Agreement remains in full force and effect it will not challenge its conviction for any reason by any means, other than ineffective assistance of counsel, and it will not challenge or seek to modify any component of its sentence for any reason by any means, other than ineffective assistance of counsel. The term “any means” includes, but is not limited to, a direct appeal under 18 U.S.C. § 3742 or 28 U.S.C. § 1291, a motion to vacate the sentence under 28 U.S.C. § 2255, or any other motion, however captioned, that seeks to attack or modify any component of the judgment of conviction or sentence.
Forfeiture
Subject to the proviso at the end of this paragraph, as part of its acceptance of responsibility for its violation of 21 U.S.C. §§ 331(a), 333(a)(1), and 352(f)(1), and pursuant to 18 U.S.C. §982(a)(7) and 18 U.S.C. § 24(a)(2), EHSI agrees to forfeit to the United States all of its right, title, and interest in all property EHSI obtained that constituted and was derived, directly and indirectly, from gross proceeds traceable to misbranded Opana ER that was introduced or delivered for the introduction into interstate commerce, in violation of 21 U.S.C. §§ 331(a), 333(a)(1), and 352(f)(1). EHSI further agrees that the aggregate value of such property was $450,000,000; that one or more of the conditions set forth in 21 U.S.C. § 853(p) exists; and that the United States is therefore entitled to forfeit substitute assets in an amount not to exceed $450,000,000 (the “Forfeiture Judgment”); provided that if EHSI withdraws, for any reason, from the Agreement or its plea of guilty, the United States shall not be entitled to the

Forfeiture Judgment and any statements contained herein relating thereto shall be deemed null and void.
In order to avoid the unnecessary imposition of duplicative fines, penalties, and/or forfeiture for the same or similar misconduct, the United States agrees to credit against the Forfeiture Judgment the aggregate nominal amount allocated in settlement of claims asserted by state, tribal, or local government entities (the “Public and Tribal Opioid Claims”) under the Plan of Reorganization up to the total amount of the Forfeiture Judgment (the “Public and Tribal Opioid Credit”). The Plan of Reorganization contemplates that the Public and Tribal Opioid Claims may be satisfied either by (i) a series of installment payments in an aggregate nominal amount in excess of $450,000,000, or (ii) a lump-sum discounted prepayment intended to equal the present value of the aforementioned installment payments. Irrespective of which payment option is utilized, the United States agrees that the effectiveness of the Plan of Reorganization will result in a Public and Tribal Opioid Credit in excess of $450,000,000 and will fully, finally, and permanently satisfy the Forfeiture Judgment no later than one business day after the effective date of the Plan of Reorganization.
The parties agree that no earlier than the Sentencing Hearing Date, upon the Court’s acceptance of this Plea Agreement, the Court will enter an agreed order of forfeiture (the “Forfeiture Order”) implementing the Forfeiture Judgment and providing that the Forfeiture Judgment shall not become final or effective until one business day after the effective date of the Plan of Reorganization and that until such time the Forfeiture Judgment shall not be incorporated into the criminal judgment. The parties further agree that the Forfeiture Order shall provide that the Forfeiture Judgment will be fully, finally, and permanently satisfied by the Public and Tribal Opioid Credit no later than one business day after the effective date of the Plan of Reorganization.
If, however, by the Sentencing Hearing Date, the Endo Bankruptcy is converted from a chapter 11 case to a chapter 7 case, the Endo Bankruptcy is dismissed, or EHSI provides notice on the public docket of the Endo Bankruptcy that it is withdrawing or abandoning the Plan of Reorganization, subject to EHSI’s right to withdraw from its plea of guilty and from this Agreement upon the occurrence of a Plea Withdrawal Triggering Event, then the Forfeiture Order by the Court shall become effective as of the Sentencing Hearing Date and be incorporated into the criminal judgment.
In the event that the Public and Tribal Opioid Credit does not occur, and subject in all respects to EHSI’s right to withdraw its plea of guilty and withdraw from this Agreement upon the occurrence of a Plea Withdrawal Triggering event, EHSI agrees to the following:
(a)    EHSI will tender to the United States Marshals a payment in satisfaction of the Forfeiture Judgment within 60 business days following entry of the judgment of conviction. If this payment is not paid by close of business of the 60th day following the entry of the judgment of conviction: (1) interest shall accrue on any unpaid portion thereof at the judgment rate of interest from that date; and (2) the United States shall be authorized to conduct any discovery needed to identify, locate, or dispose of property sufficient to pay the Forfeiture Judgment in full or in connection with any petitions filed with regard to proceeds or substitute assets, including depositions, interrogatories, and requests for production of documents, and the issuance of subpoenas.

(b)    EHSI will not file, or cause any other person or entity to file, or assist any other person or entity in filing, any claim to the Forfeiture Judgment, or in any other way interfere with or delay the forfeiture of the Forfeiture Judgment.

(c)    EHSI will not file a claim or a petition for remission or mitigation in any proceeding involving the Forfeiture Judgment and will not cause or assist anyone else in doing so.

(d)    Upon reasonable request from the United States, EHSI will agree to reasonably cooperate with the United States in connection with responding to any claims asserted against the Forfeiture Judgment.

(e)    EHSI will waive the requirements of Rules 32.2 and 43(a) of the Federal Rules of Criminal Procedure regarding notice of the forfeiture in the charging instrument, announcement of the forfeiture at sentencing, and incorporation of the forfeiture in the judgment. EHSI understands that criminal forfeiture is part of the sentence that may be imposed in this case and waives any failure by the court to advise it of this pursuant to Rule 11(b)(1)(J) of the Federal Rules of Criminal Procedure when the plea is entered. EHSI will waive any and all constitutional, statutory, and other challenges to the forfeiture on any and all grounds, including that the forfeiture constitutes an excessive fine or punishment under the Eighth Amendment.

Cooperation
EHSI shall continue to cooperate with the United States’ ongoing investigation, if any, and any resulting prosecutions, if any, pertaining to investigations by the Consumer Protection Branch and United States Attorney’s Office for the Southern District of Florida in connection with matters relating to the production, sale, marketing, promotion or distribution of Opana ER until 180 days after the effective date of the Plan of Reorganization. As reflected by Sections 9.28.700 through 9.28.750 in the Justice Manual, EHSI’s cooperation will include: (1) upon request, making disclosures of all relevant facts about any individuals who were involved in the misconduct that falls within the scope of the investigation conducted by the Consumer Protection Branch of the Department of Justice and the United States Attorney’s Office for the Southern District of Florida (including, but not limited to, the conduct that forms the basis for this Agreement, including conduct described in Schedule A and the Information); (2) to the extent possible, making witnesses available for interview and providing the United States relevant documentary evidence; and (3) voluntary disclosure of other wrongdoing identified by EHSI.
Notwithstanding any provision of this Agreement, EHSI is not required to: (1) request of its current or former directors, officers, agents, or employees that they forgo seeking the advice of an attorney or that they act contrary to that advice; (2) take any action against its directors, officers, agents, or employees for following their attorney’s advice; and (3) waive any privilege or claim of work product protection.
Other Provisions
No provision of this Agreement shall preclude EHSI from pursuing in an appropriate forum, when permitted by law, an appeal, collateral attack, writ, or motion claiming that EHSI received constitutionally ineffective assistance of counsel.
Corporate Authorization
EHSI agrees that, subject to obtaining approval from the Bankruptcy Court, it is authorized to enter into this Agreement, that it has authorized the undersigned corporate representative, to take this action, and that all corporate formalities for such authorization have been observed.

EHSI has provided to the United States a certified copy of a resolution of the governing body of EHSI, affirming that it has authority to enter into this Agreement and has (1) reviewed this Plea Agreement in this case; (2) consulted with outside legal counsel in this matter; (3) authorized execution of this Agreement; (4) authorized EHSI to enter a conditional plea of guilty if authorized in the Endo Bankruptcy; and (5) authorized the undersigned corporate representative to execute this Agreement and all other documents necessary to carry out the provisions of this Agreement. A copy of this resolution attached hereto as Exhibit A.
No Other Promises
This Agreement and the Exhibits hereto constitute the plea agreement between EHSI and the United States and together their terms supersede any previous agreements between them. No additional promises, agreements, or conditions have been made or will be made unless set forth in writing and signed by the parties.

Sincerely,

AMANDA LISKAMM DIRECTOR /s/ Gabriel H. Scannapieco Gabriel H. Scannapieco Assistant Director Tara M. Shinnick Ben Cornfeld Trial Attorneys Consumer Protection Branch Civil Division Department of Justice

COMPANY REPRESENTATIVE’S CERTIFICATE
I have read this Agreement and carefully reviewed every part of it with outside counsel for Endo Health Solutions Inc. (the “Company”). I understand the terms of this Agreement and voluntarily agree, on behalf of the Company, to each of its terms. Before signing this Agreement, I consulted outside counsel for the Company. Outside counsel and I discussed all of the Agreement’s provisions, including those addressing the charges, sentencing, stipulations, and waiver, as well as the impact Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure has upon this Agreement. Counsel fully advised me of the rights of the Company, of possible defenses, of the provisions of the U.S. Sentencing Guidelines, and of the consequences of entering into this Agreement.
I have carefully reviewed the terms of this Agreement with the Board of Directors of the Company. I have caused outside counsel for the Company to advise the Board of Directors fully of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement.
No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of the Company, in any way to enter into this Agreement. I am also satisfied with outside counsel’s representation in this matter. I certify that I am the Executive Vice President, Chief Legal Officer and Secretary of the Company and that I have been duly authorized by the Board of Directors of the Company to execute this Agreement on behalf of the Company. My ability to bind the Company remains subject to approval by the United States Bankruptcy Court for the Southern District of New York.

Date: February 28, 2024    Endo Health Solutions Inc.

By: /s/ Matthew J. Maletta
Matthew J. Maletta
Executive Vice President,
Chief Legal Officer & Secretary

CERTIFICATE OF COUNSEL
I am counsel for Endo Health Solutions Inc. (the “Company”) in the matter covered by this Agreement. In connection with such representation, I have examined the relevant Company documents and have discussed the terms of this Agreement, including those addressing the charges, sentencing, stipulations, and waiver, as well as the impact Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure has upon this Agreement, with the Company’s Board of Directors. Based on our review of the foregoing materials and discussion, I am of the opinion that, subject to approval of the United States Bankruptcy Court for the Southern District of New York, the representative of the Company has been duly authorized to enter into this Agreement on behalf of the Company and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of the Company and is a valid and binding obligation of the Company. Further, I have carefully reviewed the terms of the Agreement with the Board of Directors, the Chief Executive Officer, and the [ ] of the Company. I have fully advised them of the rights of the Company, of possible defenses, of the provisions of the U.S. Sentencing Guidelines, and of the consequences of entering into this Agreement. To my knowledge, the decision of the Company to enter into this Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date: February 28, 2024    Endo Health Solutions Inc.

By: /s/ Carole S. Rendon
Carole S. Rendon
Baker & Hostetler LLP
Counsel for Endo Health Solutions Inc.

Schedule A

Endo Health Solutions Inc. admits that it is responsible for the acts of its employees and agents, described below, and admits the following facts:

1.    Endo Health Solutions Inc. is a Delaware corporation with its principal place of business in Malvern, Pennsylvania. At all times relevant to the Information, defendant Endo Health Solutions Inc. (hereinafter “ENDO”), was either a direct or indirect parent company of Endo Pharmaceuticals Inc. and was a Delaware corporation with its principal place of business in Malvern, Pennsylvania.

2.    ENDO was engaged in the pharmaceutical business throughout the United States, including in the Eastern District of Michigan. ENDO’s business included the marketing, promotion, and sales of extended-release opioid drugs containing oxymorphone under the brand names Opana ER and reformulated Opana ER with INTAC (hereinafter “reformulated Opana ER”).

3.    Between 2006 and December 2016, ENDO marketed Opana ER, and then reformulated Opana ER, to prescribers and healthcare providers throughout the United States. Between 2006 and July 2017, ENDO sold Opana ER and then reformulated Opana ER throughout the United States.

4.    Opana ER and reformulated Opana ER were Schedule II drugs under the Controlled Substances Act. The DEA defines Schedule II drugs as those drugs “with a high potential for abuse, with use potentially leading to severe psychological or physical dependence.” The labels for Opana ER and reformulated Opana ER contained “black box” warnings of serious risks from taking the opioid medication, such as addiction and respiratory depression, which can lead to death.

5.    The U.S. Food and Drug Administration (FDA) first approved Opana ER in 2006 for the relief of moderate to severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time. In July 2010, ENDO submitted a new drug application (NDA) to FDA for a reformulated version of Opana ER. In that NDA, ENDO asked FDA to approve a product label that stated: “[reformulated Opana ER] is formulated as a hard tablet to withstand crushing forces in excess of 800 Newtons. In standardized . . . studies, [reformulated Opana ER] demonstrated resistance to crushing, breaking, pulverization or powdering; however, the clinical significance of these properties and the impact on abuse liability has not been established.”

6.    In January 2011, FDA, after receiving the clinical data submitted by ENDO, recommended that reformulated Opana ER’s “product label should not include language asserting that [it] provides resistance to crushing, because it may provide a false sense of security since the product may be chewed and ground for subsequent abuse.”

7.    In December 2011, FDA approved reformulated Opana ER, which ENDO called Opana ER with INTAC, which was bioequivalent to Opana ER. FDA did not, however, approve labeling for reformulated Opana ER describing crush resistance, tamper resistance, or abuse-deterrent properties, because FDA concluded that the available data was inadequate to support such labeling.

8.    In February 2012, ENDO submitted proposed promotion materials for reformulated Opana ER to FDA for advisory review. In April 2012, FDA sent ENDO a marketing claims review letter stating that claims and representations in the proposed promotion materials suggesting that reformulated Opana ER offered any therapeutic advantage over the original formulation—including claims of “mechanical stability,” “mechanical strength,” and “obstacle[s]” or “resistance to crushing by tools”—“ha[ve] not been demonstrated by substantial evidence or clinical experience” and “misleadingly minimize the risks associated with Opana ER by suggesting that the new formulation . . . confers some form of abuse deterrence properties when this has not been demonstrated by substantial evidence.” The FDA concluded:

We are especially concerned from a public health perspective because the presence of this information in the detail aid could result in health care practitioners or patients thinking that the new formulation is safer than the old formulation, when this is not the case.

Following FDA’s recommendation, ENDO removed the proposed claims identified in FDA’s claims review letter and did not include them in ENDO’s marketing and promotional materials for reformulated Opana ER.

9.    In February 2013, ENDO submitted an NDA supplement to FDA, proposing new labeling regarding abuse deterrence for reformulated Opana ER. In May 2013, FDA denied ENDO’s request for the addition of abuse deterrent language on reformulated Opana ER’s label, noting that the drug could still be abused by being ground into powder or cut into small pieces, the data submitted was insufficient, and that the “ease with which the product can be manipulated . . . [is] not consistent with a formulation that would provide a reduction in oral, intranasal or intravenous abuse of OPANA ER.”

10.    ENDO hired hundreds of sales representatives to conduct in-person marketing of Opana ER and reformulated Opana ER (known in the industry as “detailing”) of healthcare providers. ENDO’s analyses showed that its detailing of healthcare providers was effective at increasing the drug’s sales, which is a finding generally consistent with the effect of detailing efforts for branded pharmaceuticals in the industry.

11.    Despite FDA’s guidance to ENDO, from April 2012 through May 2013, certain ENDO sales representatives marketed reformulated Opana ER to prescribers by touting Opana ER’s purported abuse deterrence, crush resistance and/or tamper resistance. Moreover, certain ENDO sales managers were aware that certain sales representatives were making claims regarding reformulated Opana ER’s purported abuse deterrence, crush resistance, and/or tamper resistance during sales calls.

12.    In January 2013, ENDO supplied its sales representatives with demonstration cards that contained sample rods of the INTAC technology used in reformulated Opana ER. Some ENDO sales representatives improperly hit the demonstration rods with hammers and conducted other demonstrations with sample rods to attempt to convey the message that reformulated Opana ER was, in fact, crush proof, tamper resistant, and/or abuse deterrent until May 2013.

13.    In December 2016, ENDO voluntarily stopped the detailing of reformulated Opana ER by sales representatives to healthcare providers.

14.    ENDO continued to sell reformulated Opana ER until July 2017. ENDO voluntarily withdrew the product from the market after FDA requested that ENDO do so due to concerns related to intravenous abuse of the product.

15.    The FDA-approved labeling for reformulated Opana ER did not provide adequate information for healthcare providers to safely prescribe reformulated Opana ER for use as an opioid that is abuse deterrent. For example, the FDA approved labeling for reformulated Opana ER did not reflect reformulated Opana ER’s purported abuse-deterrent, crush resistant, and/or tamper resistant properties that certain sales representatives conveyed to healthcare providers when marketing reformulated Opana ER (as described in paragraphs 11 and 12 above).

16.    As a result of the conduct described above, ENDO is responsible for the misbranding of reformulated Opana ER by marketing the drug in a manner designed to convey abuse deterrence, but with a label that failed to include adequate directions for use for its claimed abuse deterrence, in violation of the Federal Food, Drug, and Cosmetic Act.